As filed with the Securities and Exchange Commission on December 11, 2024.

Registration No. 333-283725

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CG ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	37-1611499
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Spectrum Center Drive, Suite 2040

Irvine, CA 92618

(949) 409-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur Kuan

Chief Executive Officer

400 Spectrum Center Drive, Suite 2040

Irvine, CA 92618

(949) 409-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Charles S. Kim Milson C. Yu Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000	Joshua F. Patterson General Counsel & Chief Compliance Officer 400 Spectrum Center Drive, Suite 2040 Irvine, CA 92618 (949) 409-3700	Matthew T. Bush Cheston J. Larson Anthony Gostanian Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

CG Oncology, Inc. is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (“Registration Statement”) for the purpose of filing Exhibits 1.1 and 5.1. This Amendment does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (SEC) registration fee and the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee.

Amount Paid or to Be Paid
SEC registration fee	$47,468
FINRA filing fee	$47,006
Accountants’ fees and expenses	$250,000
Legal fees and expenses	$250,000
Transfer Agent’s fees and expenses	$10,000
Printing expenses	$50,000
Miscellaneous expenses	$15,526

Total expenses	$670,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us since December 1, 2021 to the date of this registration statement. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)	Issuances of Securities

1.

In September 2022 and October 2022, we issued to investors an aggregate of 112,422,700 shares of Series E redeemable convertible preferred stock at a purchase price of $1.0674 per share, for aggregate consideration of approximately $120 million.

2.

In July 2023, we issued to investors an aggregate of 81,587,937 shares of Series F redeemable convertible preferred stock at a purchase price of $1.2872 per share, for aggregate consideration of approximately $105 million.

No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for transactions by an issuer not involving any public offering, and to the extent an exemption from such registration was required. All holders of securities described above represented to us in connection with their purchase or issuance that they were accredited investors and were acquiring the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The holders received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b)	Grants of Stock Options

1.	From December 1, 2021 through the date of this registration statement, we granted stock options to purchase an aggregate of 6,528,543 shares of our common stock at a weighted-average exercise price of $14.57 per share, to certain of our employees, consultants and directors in connection with services provided to us by such persons. 375,471 of these options have been exercised and 349,096 have been cancelled, forfeited and expired through the date of this registration statement.

The stock options and common stock issuable upon exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c)	Automatic Conversion of Preferred Stock

On January 29, 2024, upon the closing of our initial public offering, all shares of outstanding redeemable convertible preferred stock automatically converted into 38,413,913 shares of our common stock. The issuance of such shares of common stock was exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) of the Securities Act, involving an exchange of securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. No underwriters were involved in this issuance of shares.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(c)	Exhibits. See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(d)

Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes incorporated by reference into the prospectus forming a part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

1.1	Form of Underwriting Agreement				X

3.1	Amended and Restated Certificate of Incorporation	S-1/A	01/18/24	3.3

3.2	Amended and Restated Bylaws	S-1	01/02/24	3.4

4.1	Specimen stock certificate evidencing the shares of common stock	S-1/A	01/18/24	4.1

4.2	Amended and Restated Investors’ Rights Agreement, dated July 28, 2023, as amended, by and among the Registrant and certain of its stockholders	S-1/A	01/18/24	4.2

5.1	Opinion of Cooley LLP				X

10.1#	CG Oncology, Inc. 2015 Equity Incentive Plan, as amended, and form of stock grant agreement and form of stock option agreement thereunder	S-8	01/26/24	10.1

10.2#	CG Oncology, Inc. 2022 Incentive Award Plan and form of stock option agreement, form of stock option agreement (early exercise) and form of restricted stock unit agreement thereunder	S-8	01/26/24	10.2

10.3#	CG Oncology, Inc. 2024 Incentive Award Plan and form of stock option agreement and form of restricted stock unit agreement thereunder	S-8	01/26/24	10.3

10.4#	CG Oncology, Inc. 2024 Employee Stock Purchase Plan	S-8	01/26/24	10.4

10.5#	Non-Employee Director Compensation Program	S-1/A	01/18/24	10.5

10.6†	Development and License Agreement, dated March 11, 2019, between the Lepu Biotech Co., Ltd. and the Registrant	S-1	01/02/24	10.6

10.7†	License and Collaboration Agreement, dated March 26, 2020, between Kissei Pharmaceutical Co., Ltd. and the Registrant	S-1	01/02/24	10.7

10.8†	First Amendment to the License and Collaboration Agreement, dated September 15, 2022, between Kissei Pharmaceutical Co., Ltd. and the Registrant	S-1	01/02/24	10.8

10.9#	Form of Indemnification Agreement for Directors and Officers	S-1	01/02/24	10.9

10.10#	CG Oncology, Inc. Annual Bonus Plan	S-1	01/02/24	10.11

10.11#	Amended and Restated Employment Agreement, effective March 15, 2023, between Arthur Kuan and the Registrant	S-1	01/02/24	10.12

10.12#	Amended and Restated Employment Agreement, effective December 13, 2023, between Arthur Kuan and the Registrant	S-1	01/02/24	10.13

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

10.13#	Employment Agreement, effective July 9, 2023, between Ambaw Bellete and the Registrant	S-1	01/02/24	10.14

10.14#	Amended and Restated Employment Agreement, effective December 13, 2023, between Ambaw Bellete and the Registrant	S-1	01/02/24	10.15

10.15#	Employment Agreement, effective August 14, 2023, between Vijay Kasturi and the Registrant	S-1	01/02/24	10.16

10.16#	Amended and Restated Employment Agreement, effective December 13, 2023, between Vijay Kasturi and the Registrant	S-1	01/02/24	10.17

10.17#	Employment Agreement, effective January 16, 2024, between Corleen Roche and the Registrant	S-1/A	01/18/24	10.18

23.1*	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley LLP (included in Exhibit 5.1)				X

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Previously filed.
#	Indicates management contract or compensatory plan.
†

Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601 of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 11th day of December, 2024.

CG ONCOLOGY, INC.

By:	/s/ Arthur Kuan
Arthur Kuan
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

	Signature	Title	Date

	/s/ Arthur Kuan Arthur Kuan	Chairman and Chief Executive Officer (principal executive officer)	December 11, 2024

	/s/ Corleen Roche Corleen Roche	Chief Financial Officer (principal financial and accounting officer)	December 11, 2024

	* Susan Graf	Director	December 11, 2024

	* Brian Liu, M.D.	Director	December 11, 2024

	* James J. Mulé, IPh.D.	Director	December 11, 2024

	* Leonard Post, Ph.D.	Director	December 11, 2024

	* Simone Song	Director	December 11, 2024

	* Victor Tong, Jr.	Director	December 11, 2024

By:	/s/ Arthur Kuan
Arthur Kuan
Attorney-in-Fact